EXHIBIT 10.29
SECOND AMENDMENT TO OFFICE LEASE

This Second Amendment to Office Lease (the “Second Amendment”), dated June 19, 2008, is made by and between DOUGLAS EMMETT 1993, LLC, a Delaware limited liability company (“Landlord”), with offices at 808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401, and CytRx CORPORATION, a Delaware corporation (“Tenant”), with offices at 11726 San Vicente Boulevard, Suites 650 and 688, Los Angeles, California 90049.

WHEREAS,

    A.           DOUGLAS EMMETT JOINT VENTURE, a California general partnership (“DEJV”), pursuant to the provisions of that certain Office Lease dated April 13, 2000 (the “Original Lease”), leased to THE KRIEGSMAN CAPITAL GROUP, LLC, a California limited liability company (“Original Tenant”), and Original Tenant leased from DEJV space in the property located at 11726 San Vicente Boulevard, Suite 650, Los Angeles, California  (the “Building”), commonly known as Suite 650 (the “Original Premises”);

    B.           Subsequently, Original Tenant and Tenant and Landlord entered into that certain Assignment, Assumption and Consent dated July 31, 2003 (the “Assignment”), whereby Tenant assumed Original Tenant’s interest in the Original Lease;

    C.           On or about August 25, 2005, Landlord acquired all of DEJV’s interest, right and title in and to the real property and Building in which the Premises are located, becoming successor-in-interest to  DEJV and landlord under the Lease;

    D.           Subsequently, Landlord and Tenant entered into that certain First Amendment to Office Lease dated October 14, 2005 (the “First Amendment”), wherein Tenant expanded its occupancy within the Building to include Suite 688;

    E.           The Term of the Lease expires June 30, 2008, which Term Landlord and Tenant wish to hereby extend; and

    F.           Landlord and Tenant, for their mutual benefit, wish to revise certain other covenants and provisions of the Lease.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:

1.         Confirmation of Defined Terms.  Unless modified herein, all terms previously defined and capitalized in the Lease shall hold the same meaning for the purposes of this Second Amendment.  The Original Lease, as amended by the First Amendment, and this Second Amendment shall be collectively referred to herein as the “Lease”.

2.         Extension of Term.  The Term of the Lease is hereby extended four (4) years (the “Second Extended Term”), from and including July 1, 2008 (the “Effective Date”), through and including midnight on June 30, 2012 (the “Termination Date”).  It is expressly understood and agreed that in no event shall Tenant have the right to further extend the Second Extended Term of the Lease.

3.         Revision in Fixed Monthly Rent.  Commencing on July 1, 2008, and continuing through June 30, 2009, the Fixed Monthly Rent payable by Tenant shall be $18,081.43 per month.

Commencing on July 1, 2009, and continuing through June 30, 2010, the Fixed Monthly Rent payable by Tenant shall increase from $18,081.43 per month to $18,895.09 per month.

Commencing on July 1, 2010, and continuing through June 30, 2011, the Fixed Monthly Rent payable by Tenant shall increase from $18,895.09 per month to $19,745.37 per month.

Commencing on July 1, 2011, and continuing throughout the remainder of the Extended Term, the Fixed Monthly Rent payable by Tenant shall increase from $19,745.37 per month to $20,633.91 per month.

 4.         Modification to Security Deposit.  Landlord acknowledges that it currently holds the sum of $120,508.46 as a Security Deposit under the Lease, which amount Landlord shall continue to hold throughout the Second Extended Term, subject to the reductions specified in this Section 4 (and subject to the other terms of this Section 4), unless otherwise applied pursuant to the provisions of the Lease.  Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in Lease Article 18, and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant's breach of the Lease or the acts or omission of Tenant or any Tenant Party. As used in the Lease a “Tenant Party” shall mean Tenant, any employee of Tenant, or any agent, authorized representative, design consultant or construction manager engaged by or under the control of Tenant.

Section 4.1                           Corresponding Reduction to Security Deposit and Rent Offset.

(a)                      Subject to Section 4.1(b) below and notwithstanding the foregoing provisions of Section 4 to the contrary, during the Extended Term, the Security Deposit for the Premises shall be reduced and a portion applied to the Fixed Monthly Rent payable by Tenant for the Premises as follows:

i)
on July 1, 2008, the Security Deposit shall be proportionately reduced by an amount equal to the Fixed Monthly Rent due for the month of July 2008, which is $18,081.43 (“First Reduction”), and the total sum of the First Reduction shall be applied to Fixed Monthly Rent due, so that the balance of the Security Deposit then remaining shall be $102,427.03; and

ii)
on August 1, 2008, shall be proportionately reduced by an amount equal to the Fixed Monthly Rent due which is $18,081.43 (“Second Reduction”), and the total sum of the Second Reduction shall be applied to Fixed Monthly Rent due, so that the balance of the Security Deposit then remaining shall be $84,345.60; and

iii)
on September 1, 2008, the Security Deposit shall be proportionately reduced by an amount equal to the Fixed Monthly Rent due which is $18,081.43 (“Third Reduction”), and the total sum of the Third Reduction shall be applied to Fixed Monthly Rent due, so that the balance of the Security Deposit then remaining shall be $66,264.17; and

iv)
on October 1, 2008, the Security Deposit shall be proportionately reduced by an amount equal to the Fixed Monthly Rent due which is $18,081.43 (“Fourth Reduction”), and the total sum of the First Reduction shall be applied to Fixed Monthly Rent due, so that the balance of the Security Deposit then remaining shall be $48,182.74; and

v)
on November 1, 2008, the Security Deposit shall be proportionately reduced by an amount equal to the Fixed Monthly Rent due which is $18,081.43 (“Fifth Reduction”), and the total sum of the Final Reduction shall be applied to Fixed Monthly Rent due, so that the balance of the Security Deposit then remaining shall be $30,101.31; and

vi)
on December 1, 2008, the Security Deposit shall be proportionately reduced by the amount of $9,467.40 (“Fifth Reduction”), and the total sum of the Final Reduction shall be applied to Fixed Monthly Rent due, which is $18,081. 43, so that the balance of the Security Deposit then remaining shall be $20,633.91

(b)                 Tenant agrees that the balance of the Security Deposit remaining after the Final Reduction shall remain on deposit with Landlord for the duration of the Extended Term, in accordance with the terms of the Lease.  Notwithstanding the above, there shall be no reduction of the Security Deposit at any time while Tenant is in default of any of its obligations under the Lease and such default continues after any applicable notice and cure period.

5.         Revision to Base Year.  As of the Effective Date, the Base Year for Tenant’s payment of increases in Operating Expenses for the Premises shall be calendar year 2008.

6.         Deleted Provisions.  The following provisions are hereby deleted and have no further force or effect:  Original Lease, Article 23 –Option to Extend Term; and First Amendment, Section 11- Option to Extend Term.

7.         Acceptance of Premises.  Tenant acknowledges that (i) it has been in possession of the Premises for over seven (7) years, and (ii) to the best of the Tenant’s knowledge, as of the date hereof, it has no claim against Landlord in connection with the Premises or the Lease.  Tenant has made its own inspection of and inquiries regarding the Premises, which is already improved.  Therefore, Tenant accepts the Premises in its “as-is” condition.  Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied regarding the condition, suitability or usability of the Premises or the Building for the purposes intended by Tenant.

8.         Warranty of Authority.  If Landlord or Tenant signs as a corporation, or a limited liability company or a partnership, each of the persons executing this Second Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity executing herein below is a duly authorized and existing entity that is qualified to do business in California; that the person(s) signing on behalf of either Landlord or Tenant have full right and authority to enter into this Second Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so.

If either signatory hereto is a corporation, the person(s) executing on behalf of said entity shall affix the appropriate corporate seal to each area in the document where request therefor is noted, and the other party shall be entitled to conclusively presume that by doing so the entity for which said corporate seal has been affixed is attesting to and ratifying this Second Amendment.

9.         Broker Representation.  Landlord and Tenant represent to one another that it has dealt with no broker in connection with this Second Amendment other than Douglas Emmett Management, LLC.  Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation.  Landlord agrees to pay all commissions due to the brokers listed above created by Tenant’s execution of this Second Amendment.

10.         Confidentiality.  Landlord and Tenant agree that the covenants and provisions of this Second Amendment shall be subject to that certain Nondisclosure Agreement between Landlord and Tenant dated the date hereof.

11.         Governing Law.  The provisions of this Second Amendment shall be governed by the laws of the State of California.

12.         Reaffirmation.  Landlord and Tenant acknowledge and agree that the Lease, as amended herein, constitutes the entire agreement by and between Landlord and Tenant relating to the Premises, and supersedes any and all other agreements written or oral between the parties hereto.  Furthermore, except as modified herein, all other covenants and provisions of the Lease shall remain unmodified and in full force and effect.

13.           Submission of Document.  No expanded contractual or other rights shall exist between Landlord and Tenant with respect to the Premises, as contemplated under this Second Amendment, until both Landlord and Tenant have executed and delivered this Second Amendment, whether or not any additional rental or security deposits have been received by Landlord, and notwithstanding that Landlord has delivered to Tenant an unexecuted copy of this Second Amendment.

The submission of this Second Amendment to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or an option for the Tenant to lease the Premises, or otherwise create any interest by Tenant in the Premises or any other portion of the Building other than the original Premises currently occupied by Tenant.  Execution of this Second Amendment by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Second Amendment to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective as of the later of the date(s) written below.

LANDLORD:	TENANT:
DOUGLAS EMMETT 1993, LLC,
a Delaware limited liability company
By:Douglas Emmett Management, LLC,
a Delaware limited liability company,
its Agent

By:Douglas Emmett Management, Inc.,
a Delaware corporation, its Manager

By: /s/ MICHAEL J. MEANS
Michael J. Means,
Senior Vice President

Dated:  June  20, 2008

CytRx CORPORATION, a Delaware corporation By: /s/ STEVEN A. KRIEGSMAN Name: Steven A. Kriegsman Title: President and Chief Executive Officer Dated: June 20, 2008